Exhibit 99.1

Superior Silica Sands Announces Errors in Reported Violations

Southlake, Texas — October 8, 2014 — Superior Silica Sands LLC (“SSS”) today announced that it believes that a stop work order from the Trempealeau County, Wisconsin Department of Land Management with respect to SSS’s future Independence dry plant facility was issued by the county in error.  SSS engaged in grading and excavating activities in the area with the intent to construct a dry plant to begin operations in 2015.  The reported violations related to mining activities are attributable to a different operator who is currently engaged in frac sand mining in the area.  SSS’s Independence frac sand mining facility is not engaged in any mining activities at this time.  The error in Trempealeau County’s stop work order should not impact the current production process for SSS, and SSS is working with Trempealeau County to ensure the correct parties are subject to the stop work order.

SSS is a wholly owned subsidiary of Emerge Energy Services LP (“EMES”).  Rick Shearer, President of SSS and Chief Executive Officer of EMES, commented, “While we are disappointed with the reports today that reflect the misunderstanding with the Trempealeau County Department of Land Management, Emerge Energy is still executing our growth plan.  Our Thompson Hills mine and wet plant began operations last month and is already processing wet sand for our winter stockpile so that we can continue to supply our customers.  Our dry plant at Arland, Wisconsin remains on schedule to start production this quarter.  Further, we remain hopeful that our dry plant at Independence will start operations as early as the first or second quarter of 2015.  Industry fundamentals remain strong, and we have been able to sign additional multi-year contracts since our last update in August.  We now have 8.2 million tons under contract annually, with a weighted average remaining contract life of 4.2 years, which puts us well ahead of our contracting goals.  We look forward to updating the investment community more in the coming weeks when we release our earnings.”

About Superior Silica Sands LLC

Superior Silica Sands LLC mines, produces, and distributes silica sand to be used as proppant products for the energy industry or for other industrial uses. The company was founded in 2001 and is based in Southlake, Texas. It has industrial sand production operations in Wisconsin and Texas.  Superior Silica Sands LLC operates as a subsidiary of Emerge Energy Services LP.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells.  Emerge Energy also processes transmix, distributes refined motor fuels and biodiesel, operates bulk motor fuel storage terminals, and provides complementary services.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Emerge Energy Services LP annual report on Form 10-K with the SEC. The risk factors and other factors noted in the annual report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Robert Lane

(817) 865-2541